Exhibit 99.2

Talend S.A. Announces Pricing of €125 Million Convertible Notes Offering

REDWOOD CITY, Calif. – September 5, 2019 – Talend S.A. (NASDAQ: TLND) today announced the pricing of €125 million aggregate principal amount of 1.75% convertible senior notes due 2024 (the “notes”), in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Talend also granted the initial purchasers of the notes a 13-day option to purchase up to an additional €18.75 million aggregate principal amount of the notes.

The sale of the notes to the initial purchasers is expected to settle on September 13, 2019, subject to customary closing conditions, and is expected to result in approximately €120.4 million in net proceeds to Talend (or €138.5 million if the initial purchasers exercise their option to purchase additional notes in full) after deducting the initial purchasers’ discount and estimated offering expenses payable by Talend.

The notes will be senior, unsecured obligations of Talend. The notes will bear interest at a rate of 1.75% per year. Interest will be payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2020. The notes will mature on September 1, 2024, unless earlier repurchased, redeemed or converted.

Talend intends to use the net proceeds from this offering for working capital and other general corporate purposes, which may include capital expenditures, potential acquisitions and strategic transactions. Talend has no specific planned acquisitions or strategic transactions at this time.

The initial conversion rate for the notes is 19.3234 American Depositary Shares (“ADSs”), each such ADS representing one ordinary share of Talend, nominal value €0.08 per share (the “ordinary shares”), per €1,000 principal amount of notes (corresponding to 19.3234 ordinary shares per €1,000 principal amount of notes), which initial conversion rate is equivalent to an initial conversion price of approximately €51.75 per ADS, calculated on the basis of the closing price of the ADSs of $38.72 on the Nasdaq Global Market on September 5, 2019, converted into euros at the Bloomberg screen EURUSD Curncy rate at 4:00 p.m. (New York City time) on such date (the “closing price”), which rate was €1.00 to $1.1036. The initial conversion price represents a premium of approximately 47.5% to the closing price.

Conversions of the notes will be settled in cash in euros, Talend’s ordinary shares to be delivered in the form of ADSs or a combination thereof, at Talend’s election.

Prior to 9:00 a.m. (New York City time) on the business day immediately preceding June 1, 2024, the notes will be convertible at the option of the note holders only upon the satisfaction of specified conditions and during certain periods.

During the period from, and including, 9:00 a.m. (New York City time) on the business day immediately preceding June 1, 2024 to 9:00 a.m. (New York City time) on the second business day immediately preceding the maturity date, holders may convert all or any portion of their notes, at the option of the holder regardless of these conditions.

Holders may require Talend to repurchase their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a repurchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date.

In the event of certain changes to the laws governing a relevant taxing jurisdiction, Talend may redeem the notes, in whole but not in part at a redemption price equal to the principal amount of the notes, plus any accrued and unpaid interest, including any additional amounts, up to, but excluding the redemption date (a “tax redemption”).

Other than in connection with a tax redemption, Talend may not redeem the notes prior to September 6, 2022. On or after September 6, 2022, Talend may redeem for cash in euros all or part of the notes if the last reported sale price of Talend’s ADSs (converted into euros at the Bloomberg screen EURUSD Curncy rate (or its equivalent successor if such page is not available) at 4:00 p.m. New York City time on such trading day) has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period (including the last trading day of such period) ending on and including the trading day immediately preceding the date on which Talend provides notice of redemption. The redemption price for the notes will equal the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

In connection with certain corporate events or if Talend issues a notice of redemption, it will, under certain circumstances, increase the conversion rate for noteholders who elect to convert their notes in connection with such corporate event or during the relevant redemption period.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Investor contact:

Lisa Laukkanen or Lauren Sloane

The Blueshirt Group for Talend

415-217-2632

ir@talend.com

Media contact:

Chris Taylor

Vice President, Corporate Communications

650-268-5024

ctaylor@talend.com